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                                                                     EXHIBIT 11


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                                                         FLEET FINANCIAL GROUP, INC.
                                          COMPUTATIONS OF EQUIVALENT SHARES AND PER SHARE EARNINGS
                                                 DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA


                                                                For the Twelve months Ended December 31
                                       --------------------------------------------------------------------------------------
                                                  1996                          1995                          1994
                                       --------------------------    --------------------------   ---------------------------
                                                          Fully                        Fully                          Fully
                                          Primary       Diluted        Primary         Diluted        Primary       Diluted
                                       -----------    -----------    -----------    -----------    -----------    -----------
Equivalent shares:
Average shares outstanding            262,619,983    262,619,983    243,796,880    243,796,880    243,027,593    243,027,593
Additional shares due to:
  Stock options                         2,382,998      3,273,320      1,415,727      2,074,661      1,952,805      1,952,805

  Warrants                              3,916,363      4,500,693      3,549,616      3,980,828      3,814,077      3,814,077

  Dual convertible preferred
    stock                                       -              -     16,033,994     16,033,994     16,033,994     16,033,994
                                      -----------    -----------    -----------    -----------   ------------    -----------
Total equivalent shares               268,919,344    270,393,996    264,796,217    265,886,363    264,828,469    264,828,469
                                      -----------    -----------    -----------    -----------   ------------    -----------
                                      -----------    -----------    -----------    -----------   ------------    -----------

Earnings per share:
Net income                            $ 1,138,789    $ 1,138,789    $   609,953    $   609,953   $    848,875    $  848,875

Less: Preferred stock
  dividends                                69,413         69,413         36,618         36,618         30,557        30,557

  Exchange of KKR
       preferred stock                          -              -        156,965        156,965              -              -

  Premium paid on
       redemption of Series
       II Preferred Stock                   2,630          2,630              -              -              -              -
                                      -----------    -----------    -----------    -----------    -----------   ------------

Adjusted net income                   $ 1,066,746    $ 1,066,746    $   416,370    $  416,370     $   818,318   $   818,318
                                      -----------    -----------    -----------    -----------    -----------   ------------
                                      -----------    -----------    -----------    -----------    -----------   ------------


Total equivalent shares               268,919,344    270,393,996    264,796,217    265,886,363    264,828,469   264,828,469
                                      -----------    -----------    -----------    -----------    -----------   ------------
                                      -----------    -----------    -----------    -----------    -----------   ------------

Earnings per share
  on net income                       $      3.97    $      3.95    $      1.57    $      1.57    $      3.09   $       3.09
                                      -----------    -----------    -----------    -----------    -----------   ------------

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